                                                                         Reg S-K
                                                                        Item 601
                                                                      Exhibit 12



                             BERKSHIRE HATHAWAY INC.
  Calculation of Ratio of Consolidated Earnings to Consolidated Fixed Charges
                              (Dollars in millions)

                                                                      Years Ended December 31,
                                                         -----------------------------------------------
                                                         2001        2000       1999      1998      1997
                                                         ----        ----       ----      ----      ----
Net earnings ........................................  $   795     $ 3,328     $1,557    $2,830    $1,901
   Income tax expense ...............................      620       2,018        852     1,457       898
   Minority interest in earnings ....................       54         241         41        27        28
   Earnings from investments in MidAmerican Energy ..     (165)       (105)        --        --        --
   Fixed charges* ...................................      307         212        187       142       141
                                                       -------     -------     ------    ------    ------
Earnings available for fixed charges ................  $ 1,611     $ 5,694     $2,637    $4,456    $2,968
                                                       =======     =======     ======    ======    ======


Realized investment gain, pretax, included in
   Earnings available for fixed charges .............  $ 1,363     $ 3,955     $1,365    $2,415    $1,106
                                                       =======     =======     ======    ======    ======


Fixed charges*
   Interest on indebtedness (including amortization
     of debt discount and expense) ..................  $   209     $   144     $  134    $  109    $  112
   Rentals representing interest ....................       98          68         53        33        29
                                                       -------     -------     ------    ------    ------
                                                       $   307     $   212     $  187    $  142    $  141
                                                       =======     =======     ======    ======    ======


Ratio of earnings to fixed charges* .................    5.25x      26.86x     14.10x    31.38x    21.05x
                                                       =======     =======     ======    ======    ======
Ratio of earnings, excluding realized investment
   gain, to fixed charges* ..........................    0.81x       8.20x      6.80x    14.37x    13.21x
                                                       =======     =======     ======    ======    ======

-------------

* Excludes fixed charges of finance businesses. Fixed charges of finance businesses were as follows:

                             2001         2000         1999          1998       1997
                             ----         ----         ----          ----       ----
                             $762         $774         $586          $21        $20

     Including fixed charges of finance businesses the ratios of earnings to fixed charges were as follows:

                                          2001    2000      1999      1998      1997
                                          ----    ----      ----      ----      ----
Including realized investment gain .....  2.22x   6.56x     4.17x     27.47x    18.56x
Excluding realized investment gain .....  0.94x   2.55x     2.40x     12.65x    11.69x


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